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Exhibit 99.1


                        INTERNATIONAL RECTIFIER ANTICIPATES
                 $190 MILLION OFFERING OF SENIOR SUBORDINATED NOTES


     EL SEGUNDO, CA. -- 18 February 1999 -- International Rectifier Corporation (IRF/NYSE) today announced that it anticipates offering $190 million in aggregate principal amount of Senior Subordinated Notes due 2006 in a private placement puruant to Rule 144A under the Securities Act of 1933.

     The net proceeds from the offering, after payment of selling commissions and discounts and other expenses of the offering, are expected to be used to pay down existing debt and for general corporate purposes.

     The Senior Subordinated Notes anticipated to be offered and sold will not be registered under the Securities Act of 1933, as amended, and, absent such registration or an applicable exemption from such registration requirements, may not be offered or sold in the United States.

     This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of Senior Subordinated Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

     International Rectifier is a major worldwide supplier of power semiconductors, which convert electrical energy to operate power supplies, motor drives and lighting ballasts. Its patented HEXFET-Registered Trademark-power MOSFETs and IGBTs make IR the world leader in field effect transistors.

     The Company's technological advances improve the performance and energy efficiency of electronic and electrical equipment in automotive, consumer, computer/peripheral, industrial, lighting, telecom and government/space applications.

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                   Company contact: Shelley Wagers, 310.726.8512.

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